NEW ISSUE: Bank of Montreal’s Market Linked Notes Linked to a Reference Asset These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Bank of Montreal Issuer: $1,000 (and $1,000 increments thereafter) Minimum Investment: ELN - 5153 Issue: 06376FZJ1/US06376FZJ10 CUSIP/ISIN: REFERENCE ASSET The shares of the SPDR ® Gold Trust (Bloomberg symbol: GLD) Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). 1 SEC File No. 33 - 285508| November 14, 2025 This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he preliminary pricing supplement dated November 13, 2025, the Product Supplement dated March 25, 2025, the Prospectus Supplement dated March 25, 2025, and to the Prospectus dated March 25, 2025. DATES November 25, 2025 Offering Period Closes: On or about November 25, 2025 Pricing Date: On or about December 01, 2025 Settlement Date: On or about November 25, 2026 Valuation Date: On or about December 01, 2026 Maturity Date: Approximately 1 year Term: INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential for capped leveraged participation in any upside performance o f t he Reference Asset. As such, the notes may be suitable for investors with a bullish view of the Reference Asset over the term of the notes. The performance of the notes ma y n ot be consistent with the investment objective. TERMS 125.00% Upside Leverage Factor: The closing level of the Reference Asset on the Pricing Date. Initial Level: The closing level of the Reference Asset on the Valuation Date. Final Level: If the Final Level of the Reference Asset is greater than its Initial Level and the Percentage Change of the Reference Asset multiplied by the Upside Leverage Factor is greater than or equal to the Maximum Return, the payment at maturity for each $1,000 in principal amount of the notes will equal the Maximum Redemption Amount. If the Final Level of the Reference Asset is greater than its Initial Level and the Percentage Change of the Reference Asset multiplied by the Upside Leverage Factor is less than the Maximum Return, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal: $1,000 + [$1,000 x (Percentage Change of the Reference Asset x Upside Leverage Factor)] If the Final Level of the Reference Asset is less than its Initial Level but is greater than or equal to 95.00% of its Initial Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal: $1,000 + [$1,000 x (Percentage Change of the Reference Asset)] In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Reference Asset declines from its Initial Level. You may lose up to 10.00% of the principal amount of your notes. If the Final Level of the Reference Asset is less than 90.00% of its Initial Level, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal $900.00. In this case, you will lose 10.00% of the principal amount of your notes. Payment at Maturity: The Percentage Change of the Reference Asset, expressed as a percentage, is calculated using the following formula: (Final Level – Initial Level) / Initial Level Percentage Change: 17.30% Maximum Return: The payment at maturity will not exceed the Maximum Redemption Amount of $1,173.00 per $1,000 in principal amount of the notes. Maximum Redemption Amount: CITIGROUP GLOBAL MARKETS INC.

2 The notes will not be listed on any securities exchange. Although not obligated to do so, Citigroup Global Markets Inc. (“Citigroup”) (or one of our or their affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Secondary Market: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • Your return on the notes may result in a loss. • Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the levels of the Reference Asset. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our, Citigroup’s, and our or their affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • You will not have any shareholder rights and will have no right to receive any securities represented by the Reference Asset at maturity. • No delivery of shares of the Reference Asset. • Changes that affect the Reference Asset will affect the market value of the notes and the amount you will receive at maturity. Adjustments to the Reference Asset could adversely affect the notes. The sponsor of the Reference Asset may make adjustments, discontinue or suspend calculations or publication of the Reference Asset, or discontinue of suspend maintenance of the Reference Asset at any time. •The Reference Asset is subject to management risks •The SPDR ® Gold Trust is not an investment company or a commodity pool and will not be subject to regulation under the Investment Company Act of 1940, as amended, or the Commodity Exchange Act, as amended •Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. •An investment in the notes is subject to risks associated with gold. •The SPDR ® Gold Trust may not fully correlate with the performance of gold, as applicable, and may underperform an investment linked directly to the price of gold, as applicable • We and our affiliates do not have any affiliation with the applicable investment advisor or the Reference Asset Issuer and are not responsible for their public disclosure of information. • The notes will not be listed on any securities exchange. Citigroup or one or more of our or their affiliates may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We, Citigroup or any of our or their affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity. Selected Risk Considerations:

3 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of $100.00, a hypothetical Upside Leverage Factor of 125.00%, a hypothetical Maximum Return of 17.30%, a hypothetical Maximum Redemption Amount of $1,173.00, and a range of hypothetical Final Levels and the effect on the payment at maturity. The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Reference Asset. You may lose up to 10.00% of the principal amount at maturity. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes. Hypothetical Return on the Notes Hypothetical Payment at Maturity Hypothetical Final Level Expressed as a Percentage of the Initial Level Hypothetical Final Level 17.30% $1,173.00 200.00% $200.00 17.30% $1,173.00 180.00% $180.00 17.30% $1,173.00 160.00% $160.00 17.30% $1,173.00 140.00% $140.00 17.30% $1,173.00 120.00% $120.00 17.30% $1,173.00 113.84% $113.84 12.50% $1,125.00 110.00% $110.00 6.25% $1,062.50 105.00% $105.00 0.00% $1,000.00 100.00% $100.00 - 3.00% $970.00 97.00% $97.00 - 5.00% $950.00 95.00% $95.00 - 9.00% $910.00 91.00% $91.00 - 10.00% $900.00 90.00% $90.00 - 10.00% $900.00 85.00% $85.00 - 10.00% $900.00 80.00% $80.00 - 10.00% $900.00 60.00% $60.00 - 10.00% $900.00 50.00% $50.00 - 10.00% $900.00 20.00% $20.00 - 10.00% $900.00 0.00% $0.00

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated November 13, 2025 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to the m in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates . Information about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated November 13, 2025: https://www.sec.gov/Archives/edgar/data/927971/000183988225065400/bmo5153_fwp - 37987.htm • Product Supplement dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000121465925004741/g324250424b2.htm • Prospectus Supplement dated March 25, 2025 and Prospectus dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm • Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 4